Exhibit 10.27
March 6, 2006
Shire Pharmaceuticals Ireland Limited
6 Fitzwilliam Square
Dublin 2, Ireland

Re:	Transaction Agreement, dated as of February 26, 2003, by and among Noven Pharmaceuticals, Inc. (“Noven”), Shire US Inc. (“Shire US”) and Shire Pharmaceuticals Group plc (the “Transaction Agreement”)
Dear Sir/Madam:
     This letter agreement (together with the Exhibit hereto, this “Agreement”) will serve to supplement and amend the following agreements:
     A. The Transaction Agreement, which was assigned to and assumed by Shire Pharmaceuticals Ireland Limited (“Shire Ireland” and, together with Shire US, “Shire”) pursuant to that certain Assignment and Assumption Agreement between Shire US and Shire Ireland dated April 7, 2003,
     B. That certain letter agreement, dated April 28, 2004 (the “April 2004 Letter Agreement”) between Noven and Shire US acting on behalf of itself and its affiliate Shire Ireland, and
     C. That certain letter agreement, dated June 15, 2004 (the “June 2004 Letter Agreement”) between Noven and Shire US acting on behalf of its affiliate, Shire Ireland (which by its terms replaced that certain letter agreement, dated November 5, 2003 between Noven and Shire US acting on behalf of its affiliate, Shire Ireland).
     The Transaction Agreement, the April 2004 Letter Agreement and the June 15, 2004 Letter Agreement are referred to herein as the “Transaction Documents”.
     In consideration of the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Noven and Shire Ireland hereby agree as follow:
     1. Capitalized Terms. Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Transaction Agreement.
     2. Reimbursement of Certain Known Costs. The parties acknowledge that Shire has incurred certain costs in pursuit of regulatory approval of the transdermal methylphenidate drug delivery system for which New Drug Application 21-514 (the “Product NDA”) is currently pending, including, as described in Exhibit A, with respect to the December 2, 2005 meeting of the FDA Psychopharmacologic Drugs Advisory Committee and for certain clinical overruns. Noven hereby agrees to reimburse Shire for the specific amounts listed in Exhibit A hereto.

     Shire hereby represents and warrants to Noven that such amounts represent not more than fifty percent (50%) of the amounts actually incurred by Shire and paid or payable to third parties for the purposes described in Exhibit A. Shire shall submit an invoice to Noven for the total amount set forth in Exhibit A, together with supporting documentation for each expense. Noven shall pay such invoice in full within thirty days (30) days of receipt.
     3. Reimbursement of Certain Resubmission Costs. The parties acknowledge that Shire has and will incur certain costs related to the February 9, 2006 submission (the “Resubmission”) of an amendment to the Product NDA in response to the December 2005 approvable letter received from the U.S. Food & Drug Administration. Noven hereby agrees to reimburse Shire for fifty percent (50%) of the reasonable out-of-pocket costs actually incurred by Shire and paid to third parties for consulting and other services related to the Resubmission. The parties acknowledge that total Resubmission costs are currently estimated to be approximately $153,400 and agree that in no event shall Noven’s reimbursement obligation under this Section 3 exceed $100,000. Shire shall submit invoices to Noven monthly to the Noven finance contact listed below, together with supporting documentation for each expense for which Shire seeks reimbursement; provided that Shire shall review each third party invoice for accuracy before submitting it to Noven. Shire’s review shall be conducted as if Shire were solely responsible for payment of the invoice. Noven shall pay each invoice received from Shire within thirty (30) days of receipt.
Accounts Payable
Noven Pharmaceuticals, Inc.
11960 SW 144th Street
Miami, Florida 33186
     4. Amendment to Shire’s Repurchase Right. Section 9.02(c) of the Transaction Agreement is hereby amended to read as follow:
“If (i) at any time after the Closing Date Seller or Purchaser shall receive a Non-Approval Notice, or (ii) Regulatory Approval shall not have been obtained by the second anniversary of the Closing Date, then in either case, Purchaser shall have the right to demand that Seller repurchase from Purchaser all of the Purchased Assets transferred hereunder and terminate the license to the Technology granted to Purchaser under the License Agreement, for an aggregate consideration of US$4,000,000 and on other terms and conditions to be negotiated by Seller and Purchaser in good faith; provided, that Purchaser shall provide written notice of such demand within 90 days of the issuance of such Non-Approval Notice or the second anniversary of the Closing Date, as the case may be.”
     All references in the April 2004 Letter Agreement and the June 2004 Letter Agreement to Shire’s rights under Section 9.02(c) of the Transaction Document shall give effect to the amendment of Section 9.02 pursuant to this Agreement.
     5. Other. Noven’s reimbursement obligation under this Agreement shall be in addition to its reimbursement obligations under the Transaction Documents. The parties acknowledge and agree that this Agreement constitutes an amendment to the Transaction

Documents in accordance with the terms and conditions hereof and thereof. Except as specifically amended hereby, the Transaction Documents shall remain in full force and effect without any further amendments or modifications. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. This Agreement shall become binding when any one or more counterparts hereof, individually or in the aggregate, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument. Facsimile signatures of authorized signatories of the parties shall constitute the due execution and delivery of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Any disputes arising under this Agreement shall be resolved in accordance with the dispute resolution mechanism provided in the Transaction Agreement.

Very truly yours,
/s/ ROBERT C. STRAUSS

Robert C. Strauss President, CEO and Chairman

ACKNOWLEDGED AND AGREED THIS
6th DAY OF March, 2006:

SHIRE PHARMACEUTICALS IRELAND LIMITED
/s/ JOHN R. LEE
By: John R. Lee
Title:	Director

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